EXHIBIT 21.1

                             SYMMETRICOM, INC.

                         SUBSIDIARIES OF THE COMPANY

          Analog Solutions, Inc., a California corporation
          Telecom Solutions, Inc., a Delaware corporation
          Telecom Solutions Puerto Rico, Inc., a Delaware corporation Linfinity Microelectronics Inc., a Delaware corporation
          Telecom Solutions (Europe) Limited, a United Kingdom
Corporation
          Navstar Systems Ltd., a United Kingdom Corporation